Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: John Schissel, 415.445.3709 Media Contact: Stephanie Andre, 415.445.3745

BRE PROPERTIES REPORTS SECOND QUARTER 2010 RESULTS

Common and Preferred Dividends Declared

August 3, 2010 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended June 30, 2010. All per share results are reported on a fully diluted basis.

Second Quarter Highlights

•	Funds from operations (FFO) totaled $28.9 million, or $0.46 per share.

•

Per share results include: $0.02 in one-time compensation expense associated with the departure of the company’s chief operating officer; $0.01 of acquisition costs; and a $0.01 loss on the retirement of $15 million in convertible debt.

•	Year-over-year second-quarter same-store revenues and net operating income (NOI) declined 2.7% and 4.9%, respectively.

•	Physical occupancy averaged 95.7%; annualized turnover within the same-store portfolio was 65%.

•	Issued 8.1 million common shares, generating approximately $264 million of net proceeds.

•

Annual same-store guidance adjusted upward with the expectation that 2010 same-store revenues will decline in a range of 2.25% to 3.0% from 2009 levels, and 2010 same-store net operating income will decline in a range of 4.0% to 5.0% from 2009 levels.

•	2010 FFO guidance adjusted upward to $1.84-$1.92 per share.

Three-Month Period Ended June 30, 2010

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $28.9 million, or $0.46 per share, for the second quarter 2010, compared with $37.2 million, or $0.70 per share, for the second quarter 2009. (A reconciliation of net income (loss) available to common shareholders to FFO is provided at the end of this release.) FFO for the second quarter of 2010 includes: (1) one-time compensation costs related to the resignation of the company’s chief operating officer, totaling $1.3 million, or $0.02 per share; (2) acquisition-related expenses totaling $471,000, or $0.01 per share; and (3) a loss on retirement of debt totaling $558,000, or $0.01 per share. FFO for the second quarter of 2009 included a $2.0 million, or $0.04 per share, net gain on retirement of debt.

Net income to common shareholders for the second quarter 2010 totaled $16.3 million, or $0.26 per share, compared with net income of $28.2 million, or $0.54 per share, for the same period 2009. The second quarter 2010 results include a gain on sale of real estate of approximately $11.7 million, or $0.19 per share, and non-operating expenses cited above totaling $2.3 million, or $0.04 per share. The second quarter 2009 results included a gain on sale of real estate of approximately $14.3 million, or $0.28 per share, and the net gain on retirement of debt cited previously.

Total revenues from continuing operations for the quarter were $84.8 million, compared with $82.4 million for the second quarter of 2009. Adjusted EBITDA for the quarter totaled $54.6 million, compared with $57.3 million in the second quarter 2009. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s year-over-year earnings and FFO results reflect the impact of the following during 2010: (1) declines in same-store property-level operating results from 2009 levels; (2) normalized levels of G&A expense (G&A levels in 2009 were reduced by out-of-the-money stock based compensation awards); and (3) the impact of acquisition costs from investment transactions. The company also carried a higher level of outstanding shares from equity issued in 2009 and 2010. During the second quarter of 2010 compared to the second quarter of 2009, the company received the benefit of $2.2 million in additional NOI generated by recently developed properties that are not included in the same-store pool, and $1.0 million in NOI from acquisition communities.

Six-Month Period Ended June 30, 2010

For the first half of 2010, FFO totaled $58.3 million, or $0.97 per share, compared with $72.0 million, or $1.37 per share, for the same period in 2009. FFO for the first half of 2010 includes the previously cited one-time compensation costs and loss on retirement of debt as well as acquisition-related expenses totaling $1.4 million, or $0.03 per share. FFO for the first half of 2009 included a $2.0 million, $0.04 per share, net gain on retirement of debt cited previously.

Net income available to common shareholders for the first half of 2010 totaled $21.8 million, or $0.37 per diluted share, compared with $41.2 million, or $0.79 per diluted share, for the same period 2009. Net income totals for both 2009 and 2010 periods include the gains on sales and non-operating income, and expense items cited previously.

For the first half of 2010, total revenues from continuing operations were $167.2 million, compared with $165.0 million for the same period in 2009. Adjusted EBITDA for the first half of 2010 totaled $108.5 million, compared with $115.7 million for the same period in 2009.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,604 apartment units owned directly by BRE, same-store units totaled 19,218 for the quarter. The same-store pool reflects a reduction of 978 units from the first quarter 2010 pool related to the classification of two communities in the Inland Empire as held for sale.

On a year-over-year basis, overall same-store revenues and net operating income for the second quarter declined 2.7% and 4.9%, respectively. The GAAP (straight line) impact of rental concessions in the same-store portfolio totaled $2.8 million for the second quarter 2010, compared with $2.3 million for the same period in 2009. New concessions awarded in the same-store portfolio during the second quarter of 2010 totaled approximately $400,000, compared to $4.5 million in the same quarter a year ago. Physical occupancy levels averaged 95.7% during the second quarter 2010, compared with 93.9% for the same period in 2009. Annualized turnover during the second quarter was 65%; year-to-date annualized turnover is averaging 61%, compared with 65% for the same period in 2009.

On a sequential basis, overall same-store revenues increased 0.5%, and NOI declined 0.3% from the first quarter of 2010. The sequential improvement in same-store revenues was the first since the third quarter of 2008. Physical occupancy levels improved 70 basis points, and effective rents on new leases improved 2.8% from first quarter 2010 levels.

Community Development Activity

During the second quarter 2010, BRE had two development communities in lease-up: Belcarra in Seattle, Washington (296 units), and Villa Granada in Santa Clara, California (270 units, when complete). The current physical occupancy at these communities is: Belcarra, 96%; and Villa Granada, 28% (of units delivered). Since the communities opened, leasing velocity has averaged 34 units per month at Belcarra and 33 units per month at Villa Granada. Average occupancy for the second quarter was 76% at Belcarra, and 19% (of units delivered) at Villa Granada. The first 124 units at Villa Granada were completed during the second quarter; the remaining 146 units will be completed during the third quarter.

BRE owns four land parcels, two in Southern California and two in Northern California, representing 1,298 units of future development, and an estimated aggregate investment of $580 million upon completion.

Capital Markets Activity

As previously reported, on April 7, the company closed an offering of 8,050,000 shares of common stock (including underwriters’ over-allotment option for 1,050,000 shares) at a price of $34.25 per share. Net proceeds totaling approximately $264 million were used to pay down the company’s unsecured line of credit and position the company for potential future investment activity. During the second quarter, the company did not issue any stock under its at-the-market equity program. The company may sell up to $250 million of its common stock through the program on file.

During the quarter, the company repurchased through open market transactions $15.0 million of its 4.125% convertible notes, at par, resulting in a net loss of $558,000, or $0.01 per share after accelerated amortization of fees and debt discounts. The principal amount outstanding on the $460 million original issue is $356.3 million as of June 30, 2010.

Investment Activity

On April 20, 2010, the company acquired Museum Park, a stabilized property in San Jose, California, for $29.6 million. Built in 2002, Museum Park has 117 units.

On April 5, 2010, the company sold Montebello Apartments in the Seattle suburb of Kirkland, Washington for approximately $39 million. The company recorded a gain on sale of approximately $11.7 million during the second quarter of 2010.

During the second quarter, the company classified two communities in the Inland Empire of Southern California as held for sale. The two assets are: Pinnacle Riverwalk, a 714-unit community, with a net carrying value of $67.1 million; and Boulder Creek, a 264-unit community, with a net carrying value of $16.5 million.

Common and Preferred Dividends Declared

On July 29, 2010, the BRE board of directors approved regular common and preferred stock dividends for the quarter ending September 30, 2010. All common and preferred dividends will be payable on Thursday, September 30, 2010 to shareholders of record on Wednesday, September 15, 2010. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 3.5% on Monday’s closing price of $42.98 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

2010 Earnings Outlook

The company has adjusted its FFO per share guidance for the full year 2010 to a range of $1.84 to $1.92 from the previous range of $1.72 to $1.87 provided in its earnings release dated May 4, 2010. The revised guidance range reflects updates to the following items:

Same Store Operations

•	Same-store 2010 revenues are now expected to decline over 2009 same-store revenue levels in a range of 2.25% to 3.0%, from a previously guided decline ranging from 3.00% to 4.50%.

•	Same-store NOI for 2010 is estimated to decline over 2009 same-store NOI levels in a range of 4.0% to 5.0%, from a previously guided decline ranging from 5.00% to 7.50%.

Lease Up NOI

•	Annual NOI from properties in lease-up is now expected to total approximately $12.5 million to $13.0 million, from a previously guided range of $9.5 million to $10.5 million.

Interest Expense

•	Annual interest expense is now expected to total $83.7 million to $84.2 million.

Investment / Capital Markets Activity

•

Previous guidance provided did not assume any asset sales. Current guidance assumes the assets classified as held for sale as of June 30, 2010 will be sold during the third quarter of 2010. The NOI lost from these assets is expected to range from $2.0 million to $2.5 million. The company expects to use proceeds from the asset sales to pay down outstandings under its line of credit.

•	While the company is pursuing acquisitions the guidance does not give effect to these investments nor to any debt or equity that might be issued in connection with such investment activity.

Additional details regarding the updated guidance will be provided on the Q2 2010 analyst conference call.

Q2 2010 Analyst Conference Call

The company will hold a conference call on Wednesday, August 4, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 76555420. A telephone replay of the call will be available for 31 days at 800.642.1687 or 706.645.9291 international, using the same ID# 76555420. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q3 2010 Earnings Dates

The company will report third quarter 2010 earnings after close of market on Tuesday, November 2, 2010, followed by a conference call on Wednesday, November 3, 2010 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 21,604 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,568 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2010

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2010	June 30, 2009
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,197,408	$3,105,464
Construction in progress	49,163	124,935
Less: accumulated depreciation	(600,142)	(540,165)

	2,646,429	2,690,234

Equity in real estate joint ventures:
Investments	61,302	62,435

Real estate held for sale, net	83,625	8,168

Land under development	163,431	128,762

Total real estate portfolio	2,954,787	2,889,599

Cash	6,046	5,848
Other assets	52,477	76,454

TOTAL ASSETS	$3,013,310	$2,971,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$784,907	$948,906
Unsecured line of credit	86,000	497,000
Mortgage loans payable	779,382	443,390
Accounts payable and accrued expenses	49,068	62,148

Total liabilities	1,699,357	1,951,444

Redeemable noncontrolling interests	31,688	26,674

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2010 and June 30, 2009, respectively	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 64,021,965 and 52,820,545 at June 30, 2010 and June 30, 2009, respectively	640	528

Additional paid-in capital	1,281,555	993,185

Total shareholders’ equity	1,282,265	993,783

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,013,310	$2,971,901

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended June 30, 2010 and 2009

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 6/30/10	Quarter ended 6/30/09	Six months ended 6/30/10	Six months ended 6/30/09
REVENUES

Rental income	$81,612	$79,205	$160,932	$158,582
Ancillary income	3,151	3,211	6,302	6,388

Total revenues	84,763	82,416	167,234	164,970

EXPENSES

Real estate	$28,013	26,101	$54,875	51,157
Provision for depreciation	22,642	21,276	44,696	40,951
Interest	20,727	19,421	41,826	40,443
General and administrative	5,233	4,218	10,439	8,544
Other expenses (2)	1,771	—	2,696	—

Total expenses	78,386	71,016	154,532	141,095

Other income	788	1,196	1,512	1,823

Net (loss)/gain from extinguishment of debt	(558)	1,958	(558)	1,958

Income before noncontrolling interests, partnership income and discontinued operations	6,607	14,554	13,656	27,656

Partnership income	526	580	1,073	1,237

Income from continuing operations	7,133	15,134	14,729	28,893

Discontinued operations:
Discontinued operations, net (1)	809	2,297	2,063	5,030
Net gain on sales of discontinued operations	11,681	14,289	11,681	14,289

Income from discontinued operations	12,490	16,586	13,744	19,319

NET INCOME	$19,623	$31,720	28,473	$48,212

Redeemable noncontrolling interest in income	373	545	745	1,091

Dividends attributable to preferred stock	2,953	2,953	5,906	5,906

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$16,297	$28,222	$21,822	$41,215

Net income per common share - basic	$0.26	$0.54	$0.37	$0.79

Net income per common share - assuming dilution	$0.26	$0.54	$0.37	$0.79

Weighted average shares outstanding - basic	61,820	51,765	58,985	51,505

Weighted average shares outstanding - assuming dilution	61,990	51,765	59,130	51,505

(1)

For 2009 and 2010, includes two properties held for sale as of June 30, 2010 and one operating property sold during the three months ending June 30, 2010. The 2009 totals also include results from two properties sold in 2009.

(2)

For the three months ended June 30, 2010, other expenses include a $1,300,000 one-time charge associated with resignation of our COO and $470,000 related to acquisition costs. During the three months ended March 31, 2010 other expenses included $925,000

	Quarter ended 6/30/10	Quarter ended 6/30/09	Six months ended 6/30/10	Six months ended 6/30/09
Rental and ancillary income	$2,889	$5,771	$6,539	$11,824
Real estate expenses	(1,164)	(2,382)	(2,507)	(4,468)
Provision for depreciation	(916)	(1,092)	(1,969)	(2,326)

Income from discontinued operations, net	$809	$2,297	$2,063	$5,030

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 6/30/2010	Quarter Ended 6/30/2009	Six Months Ended 6/30/2010	Six Months Ended 6/30/2009
Net income available to common shareholders	$16,297	$28,222	$21,822	$41,215
Depreciation from continuing operations	22,642	21,276	44,696	40,951
Depreciation from discontinued operations	916	1,092	1,969	2,326
Redeemable noncontrolling interest in income	373	545	745	1,091
Depreciation from unconsolidated entities	486	455	966	904
Net gain on investments	(11,681)	(14,289)	(11,681)	(14,289)
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(106)	(210)	(212)

Funds from operations	$28,928	$37,195	$58,307	$71,986

Allocation to participating securities - diluted FFO (1)	$(199)	$(189)	$(433)	$(389)

Allocation to participating securities - diluted EPS (1)	$(94)	$(269)	$(116)	$(674)

Diluted shares outstanding - EPS	61,990	51,765	59,130	51,505
Net income per common share - diluted	$0.26	$0.54	$0.37	$0.79

Diluted shares outstanding - FFO	62,685	52,550	59,860	52,290

FFO per common share - diluted	$0.46	$0.70	$0.97	$1.37

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 6/30/2010	Quarter Ended 6/30/2009	Six Months Ended 6/30/2010	Six Months Ended 6/30/2009
Net income available to common shareholders	$16,297	$28,222	$21,822	$41,215
Interest, including discontinued operations	20,727	19,421	41,826	40,443
Depreciation, including discontinued operations	23,558	22,368	46,665	43,277

EBITDA	60,582	70,011	110,313	124,935
Redeemable noncontrolling interest in income	373	545	745	1,091
Net gain on sales	(11,681)	(14,289)	(11,681)	(14,289)
Dividends on preferred stock	2,953	2,953	5,906	5,906
Other expenses	1,771	—	2,696	—
Net loss/(gain) on extinguishment of debt	558	(1,958)	558	(1,958)

Adjusted EBITDA	$54,556	$57,262	$108,537	$115,685

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 6/30/2010	Quarter Ended 6/30/2009	Six Months Ended 6/30/2010	Six Months Ended 6/30/2009
Net income available to common shareholders	$16,297	$28,222	$21,822	$41,215
Interest, including discontinued operations	20,727	19,421	41,826	40,443
Depreciation, including discontinued operations	23,558	22,368	46,665	43,277
Redeemable noncontrolling interest in income	373	545	745	1,091
Net gain on sales	(11,681)	(14,289)	(11,681)	(14,289)
Dividends on preferred stock	2,953	2,953	5,906	5,906
General and administrative expense	5,233	4,218	10,439	8,544
Other expenses	1,771	—	2,696	—
Net loss/(gain) on extinguishment of debt	558	(1,958)	558	(1,958)

NOI	$59,789	$61,480	$118,976	$124,229

Less Non Same-Store NOI	7,097	6,075	13,416	11,510

Same-Store NOI	$52,692	$55,405	$105,560	$112,719